Exhibit 99.2

Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Hello and welcome to Compuware Corporation’s First Quarter Results Teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa Elkin, Vice President, Investor Relations and Communications

Thank you very much Dave, and good afternoon, ladies and gentlemen. With me this afternoon are Bob Paul, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer.

Certain statements made during this conference call that are not historical facts including those regarding the company’s future plans, objectives and expected performance are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties.

These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider those factors when relying on such forward-looking information. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For those of you who do not have a copy, I will begin by summarizing the press release. Bob and Laura will then provide details about the quarter and other Compuware business activities. We will then open the call to your questions.

Compuware earned $0.06 per share in Q1 as momentum in growth engines continued. Non-mainframe solutions revenue increases 44% year-over-year in Q1 excluding divested products, 12.5% as reported. Total products revenue increases 8.7% year-over-year in Q1 excluding divested products to $150.1 million, decreases 1% as reported. Q1 Vantage license fees increased 52% year-over-year to $14.2 million. Gomez Q1 subscription revenue reaches $13.3 million as demand for Enterprise to Internet APM increases.

Changepoint license fees increased 79% year-over-year to $2.4 million in Q1 as focus on technology companies drives new sales. Covisint revenues increased 16% year-over-year to $11.2 million in Q1 as both healthcare and manufacturing verticals showed strength.

Compuware reports first quarter revenues of $206.5 million compared to $214.4 million in Q1 last year. First quarter earnings per share were $0.06 compared to $0.21 in Q1 last year, based upon 227.6 million and 242.5 million shares outstanding respectively. During Q1 last year, Compuware EPS were positively impacted by $0.14 per share from the gain on the divestiture of the company’s quality solutions business.

First quarter net income was $12.6 million compared to $51 million in the same period last year. During Q1 last year, Compuware net income was positively impacted by $33.8 million from the after-tax gain on a divestiture of the company’s quality solutions business.

During the company’s first quarter, software license fees were $33.3 million compared to $31.8 million excluding divested products, and $40.6 million as reported in the first quarter last year.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Maintenance and subscription fees were $116.8 million in the first quarter compared to $106.3 million excluding divested products, and $111.1 million as reported in the first quarter last year. Revenue from professional services in the first quarter was $56.4 million compared to $62.7 million in the same quarter last year. I would now like to turn the call over to Bob. Bob?

Bob Paul, President and Chief Operating Officer

Thanks, Lisa, and good afternoon everybody. This quarter gives us a great opportunity to numerically look at the transition that Compuware has gone through. The simple way to look at the Compuware business is in our three segments. Our non-mainframe solutions, mainframe solutions and professional services. Compared to last year, our non-mainframe solutions revenue has improved 12.5%. Now that’s including the quality and testing that we divested this time last year. If you exclude the divested quality and testing business it has grown 44%.

Much more importantly than the numbers, the portfolio is dramatically healthier as we are now delivering compelling and disruptive solutions in relevant and high growth categories. Doing fewer things better has distanced Compuware from our competitors and allowed us to provide thought leadership where we can be best in class. Our mainframe business continues to deliver great stability. Although across the industry mainframe capacity is down, which reduces some capability to deliver new license billings with renewal transactions.

Our customer retention however, the percentage remains very high, with mainframe maintenance renewals in the mid to low 90s. We were basically one deal away from making our mainframe revenue numbers this quarter. Finally the Compuware professional services contribution margin doubled over last year. To hit these targets we purposely reduced the revenue of 7.9 million year-on-year by getting out of low margin and no margin contracts. The services business is today much healthier as it can now deliver both revenue and margin growth. Here are some of the details on Compuware’s performance improvement.

Vantage grew more than 50% in license fees. Gomez the web performance division, had revenues of $13.3 million and bookings of $19.4 million. Demand for these solutions is being driven by major industry trends like the proliferation of web devices and browsers, cloud computing, software as a service and platform as a service solutions, global collaboration, and the dramatic increase in business web apps that drive brand awareness, market share and top-line revenue growth. This means that there will be a high demand on making sure these apps work all the way to the end-user in much more complex IT environments. Compuware is the only company that can deliver a single unified view of the apps performance all the way through the enterprise and all the elements of the Internet.

Performance matters. Application performance matters because performance means money, and these apps are more than ever mission-critical. Already we are finding that these unified capabilities elevate our discussions and prospect organizations to more senior levels. We are also finding increased interest from line of business executives out of IT. Our increased presence and soft leadership of the marketplace is starting to translate into shorter sales cycles and larger deals.

Gomez alone drove 112 net new customers this quarter. One of our goals this year was to achieve new references in the unified value proposition in leading companies in every industry sector and every geography. So far, so good. As wins include the world’s largest theme park and entertainment company, one of the world’s largest homebuilding supply companies, one of the world’s premier wealth management institutions, two of the world’s largest insurance companies outside North America, one of the leading Asian Internet companies, and the world’s largest retailer which included tripling the expansion of their existing usage.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Just as important, we saw increased usage from existing companies where customers including the world’s largest U.S. retail bank, one of the largest satellite communications companies, one of North America’s leading capital market firms, and the world’s largest network systems provider. Also of note it was a large performance deal with the Australian government with a shorter sales cycle yet with our customer.

Moving forward we’ll continue to invest in our APM Solutions to offer even more rapid return on investment. In Q1, we invested in Gomez infrastructure, expanded this network globally by 50% with additional backbone nodes at Last Mile locations to offer more comprehensive worldwide data to our customers. We will also continue improving ease of use and reducing time to value for our customers as more Compuware APM components become available as a hosted service.

Please take a look at the free service at www.cloudsleuth.net where we have seeded all major cloud providers and deliver location specific, global performance metrics within the full APM ecosystem. Over the coming quarters you will see many additional partners participate in this CloudSleuth service. We’re also looking forward to announcing a game-changing solution in Q3 that shifted a new high level watermark in the APM space.

Also in the coming quarters, we will see continued improvement in cross selling between the Vantage and Gomez sales teams as tremendous opportunity exist to leverage our customer bases. Covisint also has strong quarter with a 16% year-over-year increase in revenues; both the healthcare and manufacturing business are showing growth and strong pipelines.

Momentum in healthcare is particularly growing due to state and federal interest in deploying health information exchanges. Our efforts to win state keys are progressing well, and I expect we will begin to see wins late this year. Our strong partnerships with AT&T and AMA also bring competitive advantage to our efforts.

Furthermore, the emerging market groups within Covisint is starting to generate meaningful revenue in the oil and gas industry. I continue to be very bullish on the Covisint team meeting and exceeding the revenue growth targets this year.

As a market leader in mainframe productivity solutions, we’re continuing to invest wisely in our product functionality, with a launch of our all new Mainframe Workbench, we are arming our customers to deal with the retiring workforce by making our products easier than ever to use for a point-and-click generation.

For more details on this, please visit mainframeinnovations.com. Obviously we are watching the macroconditions in the mainframe market very closely as we’ve not built any substantial capacity increases into the plan due to the new zSeries. This could create some upside potential. Alternatively we are protected from any erosion in the mainframe space by the substantial growth in the distributed solutions.

Also as part of our commitment to our mainframe customers, we’ve already completed nearly 80 cost savings assessments. These assessments quantify how our products deliver value, provide our customers with actionable insights, and position us for both strong renewals and new sales. Changepoint has also had an outstanding quarter with nearly 80% year-over-year increase in license fees. Our focus on health and technology companies with services operations drive increased revenue has achieved traction in the market place. As you can see from our recent win with Steria, one of Europe’s leading technology companies.

Uniface also enjoyed a 38% improvement in license revenues as our ability to generate multi-tenant applications for our host of environments becoming more important in the cloud world. The professional services business continues to make progress on margins by now delivering on a consistent set of high demand practices we’re more effectively and profitably scaling our project business.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

On the partnership front, we continue to bring strong results for the top and bottom-line. We are well on our way to having partners drive 25% of our revenue which is our stated goal by the end of fiscal year ‘12, and 40% by the end of fiscal year ‘13. Both Accenture and Cisco are bringing notable APM’s opportunities to or door, many with Global 500 organizations that have significant future upsell potential. This quarter, we’re also seeing increased momentum with Dell Perot Systems, where we’re developing a joint hospital focus from optimizing the availability and performance of Electronic Medical Records.

Finally, we continue to execute a comprehensive practice around managed service providers working with organizations like Cable & Wireless, Atos Origin, Dell Perot and Tata to name a few, Compuware is ensuring that MSP hosted applications perform at peak level.

Given Compuware’s positive start to the fiscal year, we are reaffirming our guidance for earnings per share in the range of 0.48 to $0.56 and all revenue guidances for fiscal year ‘11. We believe Q2 will produce roughly 0.08 to $0.10 of this total. Our leadership team feels great optimism about our growth potential and we have clear line of sight on how we’ll achieve our financial goals for years to come. Laura?

Laura Fournier, Executive Vice President and Chief Financial Officer

Thanks, Bob. Fiscal year ‘11 definitely got off to a solid start as the strategic initiatives we put in place in fiscal year ‘10 continued to take hold. This was evident in the momentum across our growth drivers including Vantage, Gomez, Covisint and Changepoint, which as Bob mentioned, saw significant growth year-over-year. While we continued to make investments in support of our growth initiatives, we also remain diligently committed to expense management.

As an organization, we understand the need to keep expenses in tow in order to meet our operating margin goals. We continually seek ways to improve the efficiency and effectiveness of our operations, resulting in cost savings. Fiscal year ‘11 got off to a good start as total expenses for Q1 came in at approximately $184 million, which was below our initial forecast of 195 to $200 million. But just as a note, going forward for Q2, I’m still forecasting 195 to $200 million for total operating expenses.

As we suggested last quarter might be the case, mainframe maintenance showed a slight year-over-year decline in Q1. Still, it is important to note that our mainframe maintenance renewal rate remains strong in the low to mid 90% range, and maintenance revenue continues to be a source of strength for our company. Our distributed maintenance continues to grow, with Vantage and Changepoint posting Q1 year-over-year maintenance growth of approximately 5% and 8% respectively.

The subscription component of the maintenance line, our Gomez revenue, was approximately 13.3 million for the quarter, which included a deferred revenue write-down of approximately $1.8 million. For the quarter, operating cash flow came in at approximately $16.1 million, and we are maintaining our operating cash flow guidance for the year of approximately $225 million.

In terms of the stock buyback, in Q1 we repurchased approximately 2 million shares for about $15.9 million. We plan to purchase approximately $30 million of Compuware stock per quarter throughout the remainder of this fiscal year.

Finally, the guidance in the State of Michigan revenue tax bulletin published in May 2010 affected our calculation of a previously recorded deferred tax asset on our balance sheet. This adjustment resulted in a $2 million reduction of value of that deferred tax asset, which was expensed in the first quarter. As a result, our effective tax rate for this quarter was approximately 46%. Without this adjustment, our effective tax rate would have been at 36%. At this time, we expect that our effective tax rate for the remainder of fiscal 2011 to normalize around 36%.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Again, Q1 was a good start to fiscal year ‘011. Our key growth drivers continued to perform, expenses were below our expectations, our critically important maintenance base remains stable, and our professional services business continues to show good margins. We will look to capitalize on this momentum throughout the rest of the fiscal year. Lisa?

Lisa Elkin, Vice President, Investor Relations and Communications

Thanks, Laura. Ladies and gentlemen, we will now be happy to take your questions.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
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QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions]. And we do have a question from the line of Kirk Materne with Rafferty Capital Markets.

<Q – Kirk Materne>: Thanks very much. Bob, can I just ask a question about sort of the revenue guidance for the remainder of the year? Understandably, the professional services revenue was down a little bit, and I expect that’s not bouncing back. So I guess by keeping revenue guidance given the fact that you have more of a headwind in professional service, are you expecting the rest of the business to sort of accelerate through the remainder of the year? Or you just sort of – or should professional services bounce back. I’m just trying to get a sense on how you make-up for some of the lost revenue, which is obviously margin positive, but could you just maybe give some color around that thought process?

<A – Bob Paul>: Sure, a few things. Number one, is there will be a slight but not very material increase in professional services as we’re seeing from our forecast. So there will be some slight growth in professional services. However, as you are familiar with I think that by now we do tend to trend upward significantly in Q3 and Q4, which are traditionally being our very, very strong quarters for a variety of reasons. On top of that, we’re just getting more not just growth, but accelerated growth from what we’re seeing in the traction that we’re making in the APM space in particular. And then we also have a very healthy pipeline and commit in the Covisint business.

And what’s going on there is, there are two big components of that distributed portfolio that are pure SaaS environments. And so as you start to see growth in those SaaS environments, you basically start the quarter where you left off last quarter and it just continues to grow, grow, grow. So those are the primary drivers, and then obviously we’re just looking for continued stability in the mainframe space.

<Q – Kirk Materne>: Okay. Just a couple of quick follow ups. Just along those lines in terms of building up momentum, especially as it relates to Gomez. If I add back the deferred that was written down due to the purchase accounting, and you sort of come out around 15 million or thereabouts which takes about 15% growth relative to what they did last year. Should that pace of growth sort of accelerate over the course of the year, I mean it sounds like the bookings were very solid, I am just trying to get a sense on, is this a business that’s I think you’ve talked about before, still being in that sort of 25 to 30% range or 20 to 30%?

<A – Bob Paul>: Yeah, no, a very fair question. A couple of things there. Yeah, we would accept – we would expect accelerated growth. The Gomez numbers are also seasonal. They tend to have a medium to low sort of Q1, medium to low Q2 and then Q3 and Q4 they accelerate, so that’s first. So these numbers are actually – we are actually very happy with the numbers that they have showed in Q1 and beat internal plans.

The second thing is we’ve been doing a fairly good job of leveraging the joint sales force, but not good enough. We’ve put all of the internal disciplines in place, processes, guidelines, comp plans to allow some leverage points between the two sales organizations. But its going to become a management focus here to, and for us to make sure that we’re doing the things that we need to, to leverage the joint customer base and opportunities.

Finally, well actually two more things. The other thing is the demand. The demand for performance and some of the industry trends that I talked about are accelerating as new budget goes to web app development for growing mission critical operations. And not just retail web companies, but brick-and-mortar companies, as we’re starting to see more and more of those pop up. So that’s also going to accelerate growth.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

And then the final thing is, we’re doing some really I think innovative things as I intimated towards my comments, sort of game changing things in this space, that we think as we start to get traction with beta releases in Q3, and then more streamlined production releases toward the end of Q3 and Q4. That will also further accelerate the opportunities in the APM space.

<Q – Kirk Materne>: Last really quick one. You’ve mentioned that there is one mainframe deal that slipped out this quarter. Can you give us a sense of maybe the size and has that closed or is that something you expect to close in the third quarter?

<A – Bob Paul>: Yeah, no, I didn’t want to mislead you there, it sounds like I did. It is, what I said was, we’re basically we were one deal away from hitting our, from hitting our mainframe number. I wasn’t talking about a specific deal.

<Q – Kirk Materne>: Okay.

<A – Bob Paul>: What I was just referring to is the fact that if we would have had a small to medium size deal, we would have made up that mainframe number, and we just didn’t get it.

<Q – Kirk Materne>: Okay, great. I’ll leave it to everybody else. Thanks.

<A – Bob Paul>: Thanks, Kirk.

Operator:  Thank you. And our next question comes from line of Mike Latimore with Northland Capital Markets.

<Q – Mike Latimore>: Yeah, good afternoon. I’m just curious, out of your European regions, what kind of purchasing dynamics are you seeing there, any change in the June quarter versus the March quarter?

<A – Bob Paul>: You know, we’ve been watching very closely. And I wouldn’t probably have been watching if I hadn’t gotten all the questions from everybody that we talked to about how is Europe going. We didn’t see any material changes in Europe, and in fact, our European commit still looks pretty strong. We are getting anecdotal sort of stories of decisions being a little – going through a little more scrutiny, some delays on some decisions, but nothing that’s reflecting any material differences in our numbers.

<Q – Mike Latimore>: Fantastic. And I guess along those lines, the impact of FX in the quarter what did that – how did that affect the revenues year-over-year?

<A – Laura Fournier>: On a year-over-year basis, actually there was net no effect. There was a negative impact in EMEA, but that was offset by a positive impact in the rest of the world. So for Q1 versus Q1 last year, there was no effect. Now coming Q4 into Q1, there was a negative effect of about a couple million dollars.

<Q – Mike Latimore>: Okay, and then how about just the government space generally? Are you seeing any change in demand or sales cycles out of your government vertical?

<A – Bob Paul>: Our public sector is pretty buoyant mostly because of the state work that we have. On the federal side, most of our business with the federal is locked in on multi-year agreements, and we traditionally don’t and have never had a robust federal number or practice. We’ve got obviously a good mainframe footprint, but it’s a very small part of our expectations year-on-year. And so we’ve been hearing buzz around federal government tightening on spending. It’s going to have no effect on us at all.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Mike Latimore>: Okay, great. And just the renewal rates on your distributed maintenance? What were those roughly, do you know?

<A – Bob Paul>: Those I believe – I’m going from memory, those are also in the 93 to 95% range.

<Q – Mike Latimore>: Okay, great.

<A – Bob Paul>: Thank you.

Operator:  Thank you. And we’ll now move on to line of Derrick Wood with Wedbush Securities.

<Q – J. Derrick Wood>: Thanks. Real quick, what was the amortization of stock based comp in the quarter?

<A – Laura Fournier>: I got that number? The stock compensation expense was 5.3 million.

<Q – J. Derrick Wood>: Okay. And then looking at the mainframe side of your business, you say you did not have much incorporated in your expectations on the system z cycle, but could you give us a sense for when that typically tends to hit on the product cycle? It sounds like its right now slated to be released in mid September. Looking at your historical trends, when would you see the benefit from that?

<A – Bob Paul>: You’ll see the benefit of that in Q3, Q3 and Q4. We’ve got a quite a few customers that are on the Beta release of that, and obviously we’re as interested as everybody else to see if there are any important market trends that we can glean from them. And so far, there is just a lot of uncertainty from those customers that have the beta class E-series. They’re not sure, they don’t know what the efficiencies are going to look like, they don’t know if it’s going to – they’ve got some demand pent-up, but they don’t know if they’re going to increase their footprint in the mainframe space. So typically, we’ll see a following quarter from the hardware release, which would be our Q3, but we’re just not seeing any definitive traction yet.

<Q – J. Derrick Wood>: Okay, thanks for the color there. On professional services, I mean, it sounds like it was a little weaker than expected. Did you de-emphasize this business maybe even more than you had anticipated or was this just kind of more seasonality or some other factors working into it?

<A – Bob Paul>: Yeah, there was a little seasonality. And remember that we – web were actually pretty pleased with the way the professional services division did. The problem with the number is that it got brought down a little bit by our, what we call our solutions delivery group, which are product related services. And due to a couple – a couple of delayed milestones and our ability to achieve rev rec and one or two customers on cash receipts from a rev rec basis, it hurt that number.

So, overall there is nothing to be too concerned about in that group, the pure professional services group on a standalone did over 14% contribution margin and we’re putting a lot of work into the SDG group right now to make sure they catch up.

<Q – J. Derrick Wood>: Okay, last question. Laura the – looking at the deferred license number that seems to be trending down. Can you talk about what’s causing this? Is there a change in contract length or is it just maybe brought down a little bit by the mainframe side?

<A – Laura Fournier>: I think a lot of emphasis there is on the mainframe side, and we still see multi-year deals, but more for the maintenance than of a lot of license fees, which is also reflected in the license number. So, for the last two quarters, we’ve seen a downtick in that number. And I don’t expect it to go away up in any time soon.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<Q – J. Derrick Wood>: >: Okay.

<A – Laura Fournier>: We’ve been emphasizing upfront deals as well.

<Q – J. Derrick Wood>: Okay. Okay, thank you.

Operator:  Thank you. [Operator Instructions]. And we’ll now move on to the line of Gary Spivak with Noble Financial Group.

<Q – Gary Spivak>: Thank you. I want to ask about total revenues, it seems to be a little bit, bit lighter than our number and lighter than the consensus number in addition to the services, what said that?

<A – Bob Paul>: There are two things, I will take a shot first and then Laura probably has a lot. First off is the reduction. The lower revenue from a year ago is 7 to $8 million and that happens to be the also the number in which we are down in professional services. So some of that was managed that way because we wanted to get out of those bad contracts. And then we did slightly miss our mainframe SLB number and that’s simply because that we believe and we’ve heard from other companies out there in their earnings call is that basically the capacity, which drives renewals and the opportunity to get new software license billings in the mainframe, it’s just not as robust as it has been. And it will be interesting to see if its because of any pent-up demand of the new Z series. So those are the two primary reasons, one for the lighter is professional services, which was managed in that way and somewhat predictable, and the other one is the macro conditions around the mainframe marketplace.

<Q – Gary Spivak>: Okay. And I guess if I can, you touched upon the game changing solution, love to hear a little bit more about that or at least the timing of when we are going to hear some more about that?

<A – Bob Paul>: Sure, very briefly. A lot of tech companies are delivering a lot of capabilities, features and functionality that companies just aren’t able to take advantage of. And so what we believe is an opportunity is to take a very complex environment as we’ve talked about the trends in IT, and really make it a lot easier to achieve value and unlock value from a very complex environment in as short a time as possible. So typically you see weeks if not months worth of implementations going on. We’re looking – beginning with a beta release in Q3 to turn that kind of value into hours, and make it easier across the whole not just sales cycle implementation and delivery cycle.

And we think we can do that with some work on the existing technology components that we have. And you’ll be hearing a lot more about that as we get into the end of Q2 and Q3. We’ll be talking about the successes with some of the joint – the joint customers and partners that we’re bringing to the table on it, and that will take a couple of months to make sure that everything is working as expected and then we’ll go from there. But, and I don’t want to sort of understate this, the ability for somebody or companies to eliminate or reduce risk in a substantial IT investment and get value immediately is a big deal. And it’s not something that’s been around at all in the performance management space today.

<Q – Gary Spivak>: Great. Thank you.

Operator:  Thank you. And we do have a question from line of Gabe Lowy with Mizuho Securities.

<Q – Gabe Lowy>: Good afternoon folks.

<A – Bob Paul>: Hey, Gabe.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Gabe Lowy>: You’ve covered it all pretty well. I had a question on Covisint Bob. What’s your sense on the progress with the various states that you’re engaged with I think they were somewhere in the mid 20s on their own HIE efforts. Any more progress on the clarity of definition of meaningful use which was sort of holding some of this up? And then in turn, what your thoughts are on the release of funds?

<A – Bob Paul>: Right, so few questions there. Number one is I could tell you although I won’t, I could tell you to the date of what right now when every single state is issuing RFPs, releasing funds, making decisions. Obviously they have the ability to change those dates, exactly where we’re at the sales cycle, and our chances and percentage chances of winning. And I would tell you that our position in these sales cycles has improved over the last several months. And so we’re greatly encouraged in that, some of it just through direct relationships due to some of the people involved on the state side, some from existing footprints that we have in the states, and some through great partnerships with the or great relationships and credibility with the partnerships that I’ve mentioned earlier on. So we’re feeling – we’re feeling good about our fair share of the pie, if you will.

Now as it relates to meaningful for use obviously there was definitive clarity. They came out, I think it was last week. And the two things happened there, number one is some of the guidelines were relaxed which would say, okay well maybe that’s not so good, because it gives – it gives some of the states and the major health systems some leeway. But the really good news is that the ones that were tightened, and when we get into the exact specifics around meaningful use don’t just adjacently play with our value proposition solution, they directly land square into the capabilities that Covisint has brought to market and will continue to bring to market, which also leaves us to believe that, that we’re going to continue to strengthen our positions in some of these state bids.

So, excuse me, feeling pretty good overall about how this – how this year will play out. And obviously that the big, the big story there will be revenues as we get into Q4 and beyond into fiscal year ‘12.

<Q – Gabe Lowy>: No bottle of water there on the table?

<A – Bob Paul>: Its there, yeah, yeah.

<A – Laura Fournier>: Too busy to drink it.

<A – Bob Paul>: You are keeping me too busy by asking all these questions.

<Q – Gabe Lowy>: I’ll hold off and I’ll carry on off-line. Thanks.

Operator:  Thank you.

<A – Bob Paul>: Thank you.

Operator:  Thank you. And we now have a question from the line of David Rudow with Thrivent Financial.

<Q – David Rudow>: Hi, good afternoon everybody.

<A – Bob Paul>: Hi, David.

<A – Laura Fournier>: Hi, David.

<Q – David Rudow>: Laura, you might have gone through this so I apologize. Can you walk through the cash flows because they were a little less than what I was thinking they should be?  How did I – what is the normal seasonal dip in Q1 and what are your expectations on ramp through the balance of the year to get you to that two in a quarter out cash flow?

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<A – Laura Fournier>: Well, traditionally there has been somewhat of a, obviously a decline in Q1, but this quarter we – I think it was a little lower than we expected as well. But the primary reason was some collection of certain receivables and all of those have been collected since the end of the quarter. So, we are back up I would say in the $20 million range if we would have collected those. And the rest it will ramp-up throughout the quarter, Q2 is a tough cash quarter, Q3 gets a little bit better, and Q4 is our big quarter. So we’re still shooting for the $225 million for the year.

<Q – David Rudow>: And the change in deferred in the quarter, that’s normal seasonal declines, right?

<A – Laura Fournier>: The change in total deferred?

<Q – David Rudow>: Yeah.

<A – Laura Fournier>: Absolutely. Because the majority of that deferred numbers maintenance and maintenance is, that decline is due to seasonality.

<Q – David Rudow>: Okay, okay. All right. And then Bob is on the – we’re going to go back to the mainframe again. On the mainframe side what are your expectations on license? I mean fully understand the maintenance and I understand the pro rata deals. How should we think about license growth for mainframe given kind of the headwinds in the economy and deals that may push them to pro rata?

<A – Bob Paul>: Right, well yeah, couple of things there. So the mainframe, a lot of new software license billings are the catalyst for those are changes in capacity, it gives us another chance to, and obviously maintenance renewals as they come up. And typically we’re doing maintenance renewals well in advance of the maintenance renewal date the traditional maintenance renewal date. At the beginning of the year, our maintenance renewal opportunity was actually expected to be higher this year, about 10% higher than it was last year.

So the opportunity just on the maintenance renewals and the number of conversations that we’re having will lead to and increase the software license billings should create some positive – some positive effect. The challenges and you hit it is that what’s stopping or slowing down some of these decisions is either a) the economy which and I think both of these are true, a) the economy and b) waiting because the tax analysts are advising to wait until the new z11 series comes out because it’s very more efficient. Now there should be some interim play here because IBM also announced that I think the z9 wouldn’t be supported. And in a certain period of time at least half to get to the z10 which are going to create some decisions along the way.

So, all that being said, you’ve got a bunch of things going on in the mainframe market, and I know that our peers have got built in the guidance some uptick in mainframe numbers as a result of the new zSeries coming out.

I just can’t get comfortable with the fact that the economy is still where it’s at, you know the medium and small size companies that are on mainframes, they’re making some movement toward distributed which obviously helps us. The larger industry sector like global banks obviously they’re increasing capacity, but they’re just not willing to pay purely on increased software license, purely on capacity as they had in the past. I mean there are some heavy, heavy negotiations and conversations going on.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

So, overall we guided flat on mainframe, and we’re obviously, we’re watching it very, very closely. And as soon as we get a feeling one way or another to exactly which way it’s going to go, we’ll come out with updated guidance.

<Q – David Rudow>: And is that flat on a total mainframe basis, both maintenance and license?

<A – Bob Paul>: Yes.

<Q – David Rudow>: Okay. So, we could end up seeing maintenance down in that 10 to 20% range – I’m sorry license down on a 10 to 20% range, and maintenance flat to growing maybe just a little.

<A – Bob Paul>: Correct.

<Q – David Rudow>: Okay, okay. Just want to get a feel of what we should be thinking. And then on the buyback what is the target for ending shares, has that changed at all?

<A – Laura Fournier>: The ending share count was look – we were always targeted at about 200 million shares, but quite honestly we’ll just continue to look at where we’re at, what the market’s at and buy back accordingly.

<Q – David Rudow>: Okay and I’m sorry I missed this too. How many shares did you buy back in the quarter?

<A – Laura Fournier>: It was, we spent about 15 million, about 2 million shares.

<Q – David Rudow>: Okay.

<A – Laura Fournier>: Little less than that.

<Q – David Rudow>: Okay got it. All right. Thank you very much.

<A – Bob Paul>: Thanks David.

Operator:  Thank you. And ladies and gentlemen we will now conclude the question and answer portion of today’s conference call. I’d like to turn the call back over to Lisa Elkin.

Lisa Elkin, Vice President, Investor Relations and Communications

Thank you. At this time ladies and gentlemen, we will adjourn this conference call. Thank you very much for your interest and time in Compuware. And we hope you have a pleasant evening.

Operator:  And ladies and gentlemen, this conference will be made available for replay after 7:00 P.M. today through July 29th at midnight. You may access the AT&T Teleconference replay system at any time by dialing 1800-475-6701 and entering the access code 161487. International participants may dial 320-365-3844. Those numbers again are 1800-475-6701 and 320-365-3844 with the access code 161487.

That does conclude our conference for today. We would appreciate your participation. And you may now disconnect.

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Compuware Corp.	CPWR	Q1 2011 Earnings Call	July 22, 2010
Company▲	Ticker▲	Event Type▲	Date▲

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